 Exhibit 99.1

Innovative Solutions & Support, Inc.
Announces Winston J. Churchill as New
Independent Chairman of the Board

EXTON, Pa.--(March 11, 2022)--Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announces that the Board of Directors has appointed Winston J. Churchill as the Company’s new independent Chairman of the Board.

Mr. Churchill has served on the Board of the Company since 1990, and currently serves as the Chair of the Company’s Investment Committee and as a member of the Company’s Audit Committee and Nominating & Corporate Governance Committee.

“I am excited to continue working with Win in his expanded role,” said Dr. Shahram Askarpour, the Company’s Chief Executive Officer, commenting on the appointment. “Win has been a leading voice on IS&S’ Board for over thirty years. His extensive financial and corporate governance expertise and his operational experience with state-of-the-art avionics have long proven to be invaluable assets to the Board and the Company. The Board and management team look forward to working closely with Win to help take IS&S to even greater heights going forward.”

Press Contact:

Jason Zywalewski

+1 610.646.9800 x 609

jzywalewski@innovative-ss.com

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

This release may contain certain statements of a forward-looking nature relating to future events. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors such as those discussed in filings made by the Company with the SEC, and readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.